Annual Report

Cover Page

Name of issuer:

Vera Roasting Company, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 9/17/2015

Physical address of issuer:

99 Bow Street
Suite 100E
Portsmouth NH 03801

Website of issuer:

https://www.veraroasting.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$51,743.00	$41,696.00
Cash & Cash Equivalents:	$18,530.00	$9,297.00
Accounts Receivable:	$0.00	$846.00
Short-term Debt:	$17,572.00	$24,323.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$77,490.00	$89,107.00
Cost of Goods Sold:	$50,103.00	$51,724.00
Taxes Paid:	$1,342.00	$1,633.00
Net Income:	($111,809.00)	($21,131.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Vera Roasting Company, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Mark Duggan	CEO of Vera Roasting Company	Vera Roasting Company	2016
Glen Miller	Professor of Organic Chemistry, Chair of Chemistry Department	Universtiy of New Hampshire	2015
Mark Galvin	CEO of MyMedicalShopper	MMS Analytics, Inc.	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Mark Duggan	Treasurer	2016
Mark Duggan	CEO	2016
Evan Young	Director of Finance	2015
Evan Young	Assistant Treasurer	2015
Glen Miller	Chairman of the Board	2015
Glen Miller	CTO	2015
Mark Galvin	Secretary	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
New England Innovation Center	1750000.0 Common Stock	20.1149
Glen Miller	3025000.0 Common Stock	34.7701

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Supply Chain Risk – Our current supply chain relies heavily upon a single co-packer located near our head office in New Hampshire. As we have no existing relationships with other co-packers in our area, the failure of our co-packers' business or the loss of their cooperation could lead to an immediate and/or lengthy disruption to our supply of freshly roasted coffee. In such an event, we may be forced to contract with another co-packer on unfavorable terms or even be unable to find another coffee roaster to prepare our roasts to our specifications.

Cost of Goods Sold Risk - The prices we pay for the green coffee beans we use to craft our premium roasts are indexed to the cost of "C" Coffee futures, a commodity which has exhibited substantial volatility in price over the past few years. This risk is not hedged in any way and we have no plans to do so. Substantial increases in the price of the underlying commodity, such as those that might be driven by natural disasters or global financial/political crises, may reduce our profitability and/or the quality of product we are able to bring to the market.

Patent Risk – We have made a submission under the USPTO's Prioritized Patent Examination Program for a utility patent covering the composition of matter and process used in the production of our product, CoffVee. If the patent were denied, there is a risk that a competitor could offer a similar product with the same heart-healthy differentiation we claim to have developed.

Competition Risk – The specialty coffee market is very competitive with many incumbents. There is a risk that we will be unable to differentiate ourselves from other players in the specialty coffee space in a way that leads to long-term recurring sales and growth.

Liquidity Risk – The funding instrument we are using, the Simple Agreement for Future Equity (SAFE), is a convertible equity security. Neither the SAFE nor the equity received on conversion will have an active market on which the investors will
be able to sell their interest in the company. Additionally, it is possible that the company will require multiple follow-on financings as we continue to develop the business, some of which may be dilutive to investors in this round. At the current time, the company has no target date for a liquidity event. Investors should expect to commit their capital to the company for an extended period of time.

Qualified Employee Risk – Given our funding situation and cash flow from sales, there is a risk that we will struggle to attract employees with sufficient qualifications
at a level of compensation we can afford.

Spoilage Risk – Although coffee is a fairly shelf-stable product, there is a risk that a portion of an outsized production run of CoffVee could expire before being sold.

Lack of Operational History – Although a team of experienced entrepreneurs leads the company, none of them have ever been involved in bringing a retail food product to market. There is also limited proof of the business model—there is no certainty of the number or persistence of consumers interested in buying a resveratrol-infused coffee.

Shift in Perceived Health Risk – For the last 20+ years, the supporting science and public perception have billed the consumption of red wine—and resveratrol, specifically—aspart of a healthy diet. Overwhelming numbers of studies have shown resveratrol to be a powerful antioxidant that may contribute to improved cardiovascular health, neuromuscular health, cognitive function, and overall fitness. Still, there is potential for new research to emerge and dramatically change the perception of resveratrol in the market. Furthermore, new research could emerge and dramatically change public perception towards coffee overall. Unforeseen changes in market affinity for coffee could significantly impact Vera's sales and customer loyalty towards CoffVee.

Execution of Strategy – Vera Roasting Company may fail to successfully execute its strategy to grow sales through online, television, and event marketing. Should its marketing efforts fail, the company may be limited to much slower growth or may be unable to meet its obligations and be forced to cease operations.

The founders and officers are not currently full time with the company. As such it is likely that Vera Roasting will not make the same progress as it would were that not the case.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Restricted Stock	7000000	6751187	Yes
Common	2000000	2000000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0

24. Describe the material terms of any indebtedness of the issuer:

Not Applicable

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
10/2016	Regulation D, Rule 506(b)	SAFE	$35,000	General operations
3/2017	Regulation D, Rule 506(b)	SAFE	$5,000	General operations
5/2017	Regulation Crowdfunding	SAFE	$127,565	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. CoffVee™ is delicately roasted, 100% Arabica beans infused with resveratrol, the all-natural antioxidant found in red wines. Enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee™.
We want to make resveratrol in coffee as ubiquitous as iodine in salt or vitamin D in milk. In pursuit of this goal, we will aggressively push our offerings through intensive direct-to-consumer efforts, in addition to large retailers with a national focus. Ultimately, we want to grow revenues while continuously improving margins via aggressive growth of our loyal customer base throughout the USA and beyond.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Vera Roasting Company, Inc. was incorporated in the State of Delaware in September 2015.

Since then, we have:

- Via earned media, the Company quickly sells CoffVee to all 50 states within 2 days

- CoffVee becomes available at local retail markets in NH, ME, & MA

- Won first national customer, the Vitamin Shoppe

- Awarded U.S. patent for unique process and composition of matter

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $77,490 compared to the year ended December 31, 2016, when the Company had revenues of $89,107. Our gross margin was 35.34% in fiscal year 2017, compared to 41.95% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $41,696, including $18,530 in cash. As of December 31, 2016, the Company had $41,696 in total assets, including $9,297 in cash.

- *Net Loss.* The Company has had net losses of $111,809 and $21,131 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $17,572 for the fiscal year ended December 31, 2017 and $24,323 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $168,775 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Vera Roasting Company, Inc. cash in hand is $18,530, as of 12/31/17. Over the last three months, revenues have averaged $6,458/month, cost of goods sold has averaged $4,175/month, and operational expenses have averaged $11,483/month, for an average burn rate of $9,200 per month.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.veraroasting.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Evan Young
- Glen Miller
- Mark Duggan
- Mark Galvin

Appendix E: Supporting Documents

VERA ROASTING COMPANY

Craft coffee infused with the same health benefits as red wine


CoffVee™
Heart
Healthy
Coffee

$128,165 raised from **320** investors
Successfully Funded on Apr 8 2017

"Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. CoffVee™ is delicately roasted, 100% Arabica beans infused with resveratrol, the all-natural antioxidant found in red wines. Enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee™.



Glen Miller
FOUNDER & CTO, VERA ROASTING COMPANY

OUR AMBITION

We want to make resveratrol in coffee as ubiquitous as iodine in salt or vitamin D in milk. In pursuit of this goal, we will aggressively push our offerings through intensive direct-to-consumer efforts, in addition to large retailers with a national focus. Ultimately, we want to grow revenues while continuously improving margins via aggressive growth of our loyal customer base throughout the USA and beyond.

KEY FACTS

- Via earned media, the Company quickly sells CoffVee to all 50 states within 2 days
- CoffVee becomes available at local retail markets in NH, ME, & MA
- Won first national customer, the Vitamin Shoppe
- Awarded U.S. patent for unique process and composition of matter

DOCUMENTS

Video Transcripts

https://veraroasting.com

from Portsmouth NH

FOOD COFFEE FOOD TECH HEALTH AND FITNESS COFFEE HEALTH AND FITNESS

Why I Like Vera Roasting Company

Vera Roasting Company has pioneered a new "heart healthy" category of premium coffee through a patent-pending resveratrol infusion process. Glen Miller and his team have created an innovation that changes the landscape for coffee consumers—a great-tasting premium coffee that provides additional health-related benefits.

As a New England Innovation Center Resident Company, Vera and Glen Miller closely collaborate with Mark Galvin and an experienced marketing, logistics, and product launch team to position their products in the very best distribution points. This talented group has a proven track record of successfully executing innovative ideas and established go-to-market experience.

Vera'... READ MORE



Mark Duggan

FORMER CEO OF NIKE BAUER, VERA ROASTING COMPANY INVESTOR

I'm picky when it comes to coffee. I've spent years bouncing between blends and brands hunting for the perfect one. I'm happy to say my quest is over! I also really enjoy offering this unique coffee to people when they come over. Great Coffee! Cool Brand!

Anthony M

I love the idea of adding a jolt of health to my morning jolt of caffeine. It makes coffee seem less like a waking necessity and more like a healthy addition to breakfast.

Moby P.

Physician trying to stay young.

Vera Roasting is a fine product. We have been using the coffee for a very long time. It is the best coffee I have ever used. These people are very good to deal with. Very responsive if you have questions. Packaging and order process are first class.

Gary M.

Happy customer of CoffVee

CoffVee has become all that I drink. Not only does it taste great, but the added health benefit of the resveratrol makes me feel even better about the choice that I am making! I love that it comes in K-cups, ground, or whole bean, and the company makes it easy to send as a gift!

Sara F

Loyal CoffVee customer

We've been buying the Vera medium blend beans routinely for more than a year. It has become our go-to daily coffee. Outstanding product and great service.

Bob S.

I love CoffVee so much that I've told all my friends and family about it! You wouldn't believe how many times I've been told it's there new favorite coffee. They absolutely rave about the taste (medium, dark, and even decaf), and the added heart-healthy benefits truly makes drinking CoffVee a no-brainer! Why drink regular coffee when you can drink CoffVee? I know I will only drink CoffVee from here on, it's just that great!

Matt

My husband and I have been drinking CoffVee for about a year now and we love the rich delicious coffee and the added health benefit of resveritrol. We enjoy the heart healthy results of drinking CoffVee every morning!!

Alison F.

This coffee is absolutely DELICIOUS! Definitely the best cup of coffee I've had in a long time. Yum! ☕☕☕

Ariella C.

Excellent coffee! Smooth, not bitter. My previous routine included Dunkin Donuts every morning, but CoffVee has replaced that!

Lindsay G.

fosters.com A Service of seacoastonline.com

UNH chemist brings heart-healthy coffee to market

PORTSMOUTH - A new coffee created by a local organic chemist and marketed by a Portsmouth start-up incubator combines the perk-me-up qualities of java with the heart-healthy qualities of antioxidants found in red wine.The product is CoffVee,

December 21, 2016 @ fosters.com

WMUR 9 abc

New NH company makes 'Coffvee' - coffee with red wine

Video Transcript >> WELCOME TO NEW HAMPSHIRE'S BUSINESS. I'M FRED KOCHER. IN A MINUTE WE'LL TALK ABOUT THE NEWEST START-UP. LOOK AT THE NATIONAL GROUP SAYING THAT BUSINESS START-UP ACTIVITY IN THE U.S. ROSE

September 23, 2016 @ wmur.com

benzinga

Vera Roasting Company Expands Production of CoffVee, The Heart-Healthy Coffee, by More than 1300%

Portsmouth, NH (PRWEB) February 10, 2016 Vera Roasting Company, Inc., the only producer of coffee infused with resveratrol, today announced expanded production capabilities for CoffVee, a master-roasted coffee, making it the fastest-growing

February 10, 2016 @ benzinga.com

HR

New Brew Makes Coffee Breaks as Healthy as Happy Hours - HR Daily Advisor

Hate when your workers hang out in the breakroom drinking coffee? Well, in the near future, you may be encouraging them to down their java when a new brew can make them be healthier, look younger-and maybe lower your healthcare ...

January 11, 2016 @ hrdailyadvisor.blr.com

BRIT+CO.

This New Coffee Is like Drinking Red Wine for Breakfast

Megan Parry We've all probably looked at the clock on a particularly bad Monday morning at the office and wished wine wasn't frowned upon as a morning beverage choice (it's five o'clock somewhere, right?! And red wine helps with memory, so...

January 5, 2016 @ brit.co

EATER

A New Coffee With the Same Health Benefits as Red Wine Is Now on the Market

The beans are infused with resveratrol, the same compound found in grape skins.

December 16, 2015 @ eater.com

FOOD&WINE

This Coffee Claims to Include the Health Benefits of Red Wine

The benefits of red wine and coffee are together at last! No, it's not a coffee that gets you drunk (the Irish already came up with that, or at least lent their name to it). Instead, an organic chemist claims he's created a cup of joe that has the added

December 14, 2015 @ foodandwine.com

Portland Press Herald

UNH chemistry professor develops antioxidant-infused coffee - The Portland Press Herald / Maine Sunday Telegram

PORTSMOUTH, N.H. - An organic chemist currently serving as chair of the University of New Hampshire's Chemistry Department has developed a coffee that provides the same amount of antioxidants found in red wine. The Portsmouth Herald reports Glen

December 14, 2015 @ pressherald.com

HUFF POST

New Coffee Offers Same Health Benefits As Red Wine, Chemist Claims

PORTSMOUTH, N.H. (AP) - A University of New Hampshire chemist says he's developed a coffee that provides the same benefits to the heart as red wine. The Portsmouth Herald reports (http://bit.ly/1IPkfKm) Glen Miller infused Arabica coffee

December 14, 2015 @ huffingtonpost.com

New Coffee Offers Same Heart Benefit As Red Wine, Chemist Says

A University of New Hampshire chemist says he's developed a coffee that provides the same benefits to the heart as red wine. The Portsmouth Herald reports (http://bit.ly/1IPkfKm) Glen Miller infused Arabica coffee beans with resveratrol, the

December 14, 2015 @ foxnews.com

COFFEE MADE FOR YOUR HEART

We've crafted the first coffee infused with the health benefits of wine.

Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. CoffVee is delicately roasted, 100% Arabica beans infused with resveratrol, the all-natural antioxidant found in red wines. Enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee.


CoffVee
Heart Healthy Coffee
Dark French Roast
GROUND
Net Wt. 14 oz.


CoffVee
CoffVee
Heart Healthy Coffee
12 K-Cup® Pods for Use in All Keurig® K-Cup® Brewers
0.39 OZ (11g)/EA

HOW WE DO IT



STEP ONE: EXTRACT

Extract the naturally occurring resveratrol, found in the skins of grapes used in the making of red wines.



STEP TWO: INTRODUCE

Introduce delicately roasted, 100% premium Arabica coffee beans. Using a patent-pending technology developed by Vera Roasting Company, infuse beans with resveratrol.



STEP THREE: ARRIVE

Arrive at a delicious, heart-healthy cup of CoffVee.

SEE US IN ACTION

Watch our interview with New Hampshire's Business with Fred Kocher


NEW HAMPSHIRE'S
BUSINESS
WMUR9

WE'RE YOUNG AND GROWING FAST

We've already shipped to every single state in the U.S.

Since its launch in December 2015, the company has sold CoffVee direct-to-consumers through VeraRoasting.com. Within nine days of the initial launch, the simple marketing message of "red wine health benefits added to great coffee" led to orders from every state in the country including remote communities in Alaska and boat slips in Hawaii. To date, our strongest sales have been in New England, Florida, and California. We continue to rapidly and aggressively build brand awareness via highly tailored marketing efforts.


$90K
$75K
$60K
$45K
$30K
$15K
0
Total Revenue Thru November: $76,732
Q1 '16
Q2 '16
Q3 '16
Q4 '16
2016 Total Revenue

50.7%

Gross Margin in Q3 2016

50

States w/ CoffVee customers

OUR PARTNERS SO FAR

CoffVee has found its way into the cups of some big league brands.

OUR JOURNEY SO FAR

Our plan now is to ramp up our subscription model and land more national accounts.

July 2015
Glen Miller files a provisional patent with the US Patent & Trademark Office

September 2015
Vera Roasting Company, Inc. is incorporated

December 2015
The Associated Press picks up article about Vera's launch which is distributed to at least 300 media outlets

December 2015

CoffVee has been shipped to customers in all 50 states

February 2016

Vera lands the Baltimore Orioles as a corporate account for the 2016 season

March 2016
Production capacity is increased from 1,400 to 20,000 pounds per week, with the addition of a co-packing partner

May 2016

Vera introduces K-Cups to satisfy significant consumer demand for a single-serve product line

June 2016
Finalize and file a Utility Patent with the US Patent & Trademark Office on a prioritized examination track

September 2016
Vera achieves the fourth consecutive quarter of improved gross margin and hires its first outside salesperson

November 2016
The Vitamin Shoppe becomes our first national account; Vera also lands an account with the United States Coast Guard

January 2017
Invited to participate in Whole Food's regional coffee showcase

Spring 2017
Plans to open new pack and ship facility with more storage and production capacity

"The concept behind Vera Roasting Company seems very interesting because it exploits the intersection of multiple market trends and realities.

- First, there is a large segment of the population looking for healthy lifestyle and dietary alternatives

- The rise of boutique products such as gourmet coffee and craft beer have created retail openings that were previously locked out by giant manufacturers

- The success of Keurig and Starbucks has established very high price per serving thresholds

- Vera Roasting Company has provided a product with high levels of customer satisfaction

To make a company like this work, the management team must have a command of the scientific processes to establish protectable IP. They also need the experience of high growth startups, and they need the operational skills to manage production, social media, and business controls. The Vera management team offers all of that, plus an esprit de corps that is essential to weather the storms of a startup."



Jeffrey Carlisle
SERIAL MED-TECH ENTREPRENEUR, VERA ROASTING COMPANY INVESTOR

How Your Investment Will Help Us

Marketing

- Brand awareness
- Tasting events
- Paid advertising

Capacity

- Pack-and-ship facility
- In-house production
- Production automation

Working Capital

- Inventories
- Accounts receivable
- Cash-on-hand

LET'S CHANGE THE WAY WE DRINK COFFEE

Most people have heard that red wine is a healthful drink. Indeed, people who drink red wine regularly and responsibly lead healthier lives with less disease, including a reduced incidence of coronary heart disease. Over thirty years of medical studies converge on the same conclusion: the beneficial ingredient inside the red wine is resveratrol, an all-natural antioxidant that originates in the skins of red grapes and is naturally extracted into red wine during production.

As a professor of organic chemistry and Chair of the Chemistry Department at the University of New Hampshire, I have made a career of studying organic compounds. While I've been aware of resveratrol for nearly twenty-five years, it was only about two years ago that I decided to research the antioxidant. I was reading a paper from a medical journal suggesting yet another beneficial impact of resveratrol, the slowing of aging-related cognitive decline. I wondered, "Why is resveratrol so special?" The answer to this question is related to resveratrol's novel structure and properties. Resveratrol is a robust, polyphenolic organic compound that has the ability to slow down or even shut down free radical processes, which are implicated in a wide range of undesirable events that impact our lives. These include food spoilage, disease progression, and even aging. I became convinced that introducing regular resveratrol into the American diet is not only an important goal, it's absolutely essential.

Many people have asked me "Why not just drink red wine?" It's a great question. For starters, not everyone likes red wine. But more importantly, the key to realizing the beneficial health impacts of resveratrol is to consume it every day—to make it a daily part of our diet. It's not enough to consume resveratrol once or twice per week. While some Europeans do indeed drink a few glasses of red wine each and every day, few Americans can say the same. However, roughly 85% of all US adults drink coffee and the average coffee drinker consumes three cups per day. I realized that coffee is our red wine! With this realization, CoffVee was officially under development.

It took some time and experimentation to develop a method to infuse resveratrol into freshly roasted coffee beans (I'll spare you most of the nitty-gritty, scientific details). Eventually, the technology was developed such that each cup of brewed CoffVee delivered the same amount of soluble, bioavailable resveratrol as a typical glass of red wine. A key to our infusion technology is that the resveratrol in CoffVee is both soluble and bioavailable. Resveratrol supplements in pill form, available in the marketplace, are not soluble, and consequently a significant quantity simply passes through our systems unused after ingestion. On the other hand, the resveratrol found in red wine, and now in CoffVee, is both soluble and bioavailable so that our bodies can make excellent use of it.

Vera Roasting Company was incorporated in September 2015, and CoffVee was officially launched in December 2015. CoffVee has been very popular from day one. It really resonates with coffee drinkers, who love the idea of receiving the health benefits of red wine in their daily coffee. Just as important, CoffVee is a truly delicious coffee. We chose our three roast profiles (a Colombian Medium Roast, a Dark French Roast and a Mayan Decaf Roast) through exhaustive taste-testing and collaboration with a master roaster. Our efforts have paid off in a big way. Many of our customers tell us that CoffVee is the smoothest, best tasting coffee on the market. I truly believe it is. I drink CoffVee myself, every day without exception. And I love it!

Our decision to bring on new investors through Wefunder will enable us to grow our business while forging new relationships. We are eager to bring on partners that love our product and the concept behind it. We want to connect with them, listen to their ideas, and turn them into CoffVee evangelists. Together, we can proliferate the planet with heart-healthy CoffVee!

I thank you in advance for your interest in CoffVee and Vera Roasting Company, and I look forward to working with you!

Sincerely,

Glen P. Miller

Glen Miller
Founder & CTO, Vera Roasting Company

Meet the Founders



Glen Miller

Founder & CTO

Professor of Chemistry and Materials Science, Chair of Chemistry Dept. at the University of New Hampshire, Glen has been studying organic compounds for over 25 years.



Mark Galvin

CEO

Mark has played key roles in 14 New England startups. Although his start was as a software engineer, he founded 8 of those companies, and operated as their President and CEO.

AND THE REST OF THE TEAM



Christopher Matrumalo

Director of Marketing

Creative marketing and sales strategist, with relevant background in both retail and product development. Track record of building brands, world-class retail experiences, and fierce customer loyalty.



Evan Young

Director of Finance and Operations

Critical thinker with advanced financial analytical skills, as well as cash management, debt-raising, and capital allocation expertise. Recently passed the Chartered Financial Analyst exams.



Craig Fournier

Director of Outside Sales

Craig has outside sales experience with 4 successful start-ups in the food and microelectronics industries. Craig is powered by his constant focus on 100% customer satisfaction as the key to success!

Raised $168,165 From 320+ Investors

Craig Vom Lehn
MBA, BS in Accounting, expert in Strategy and Financial Planning/Analysis. Family man and dividend investor in Gilbert, AZ

Robert Morgenstern

Kay Robinson

Birun Balami
IT consultant, interested to invested in technology/ecommerce/social startups...

Jim Mareci

Vani Dommeti
Investor and Homemaker

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What is Vera Roasting Company?

VR: Vera Roasting Company infuses the heart-healthy benefits of red wine into the finest coffee. We are the only company to prepare coffee that is infused with resveratrol (and we have patents pending on both our process and the final product). Resveratrol is a powerful, all-natural antioxidant that is responsible for giving red wine its heart-healthy properties. Studies have shown that modest consumption of resveratrol may support cardiovascular, neuromuscular, and immune system health.

So what we do at Vera Roasting Company is infuse a purified form of resveratrol into freshly roasted coffee beans. Once it's infused, the bean otherwise behaves as any other coffee bean would. You can grind it and brew your coffee as you normally would, except that your coffee is going to have the same amount of resveratrol as the typical glass of red wine. It's a great way to introduce resveratrol into your diet if you're not a red wine drinker, or only drink it on occasion.

WF: Talk about your business model. What are your prices and gross margins on your bagged coffees and K-Cups? Do you see room for improvement?

VR: Until the last couple of months—which have seen us aggressively pursuing traditional, brick-and-mortar retail channels—our focus has been on direct-to-consumer web sales through www.VeraRoasting.com. This strategy resulted in the overwhelming majority of our first-year revenue. Easy online ordering, set-and-forget subscription service options, and fast, free shipping on all orders over $25 anywhere in the U.S. are all key components driving the success of our business to date.

Our coffee retails for $14.95 per bag (our medium and dark roasts come in a 14-oz. bag, while our decaf roast comes in a 12-oz. bag). We also offer K-cups in 12-count boxes, which retail for $12.95 per box. The gross margins on these products range between 60% and 70%, excluding shipping. (The exact gross margin depends on the roast variety and actual cost of green coffee, which fluctuates due to various market pressures). Depending on the destination, order quantity, and shipping service, shipping costs can account for another 15%–25% of sales, with the most common order resulting in a shipping cost of 20% of sales.

Our gross margins have improved every quarter since the company's inception last year. We estimate that margins could continue to improve by roughly 10%–12% from where we are today as we realize efficiencies with higher volumes in production, labor, and purchasing.

WF: How big is the market?

VR: The total addressable market for coffee in the United States is over $48 billion,
with 55% of that amount spent on premium and specialty coffee. A full 85% of all adults in the US drink coffee and the average coffee drinker consumes 3.1 cups per day. The market is growing at 4% annually. The market is well-established, stable, and experiencing modest growth across most demographics. CoffVee is the first and only coffee product that includes resveratrol.

WF: Who are your competitors?

VR: Well, everyone likes to think that they don't have competitors and that they're the only product on the market. In the case of CoffVee, that's really pretty true, as we have a highly differentiated product with no close substitutes. No one else is producing coffee with our unique health twist, and we have patents pending to make sure it stays that way. Of course, we realize that our biggest competition is other very highly regarded, premium coffee brands. People are not going to stop drinking coffee they like and replace it with coffee that they enjoy less, even with a significant added health benefit. This is why we spent so much time and energy developing roasts of CoffVee that beat all the best coffees on the market in double-blind taste tests. We understand that every one of our customers has the option of buying Starbucks or Peet's or Green Mountain coffee, and we're confident that our product beats them all head-to-head even before considering the huge value-add of the health benefits of red wine.

WF: What is "The French Paradox" and how does it relate to CoffVee?

VR: Many years ago, doctors noted "The French Paradox." The French have a low incidence of coronary heart disease, despite the fact their diet is rich in saturated fats—exactly the type of diet that is known to contribute to heart disease. How are the French able to eat their diet and still maintain excellent heart health? This paradox is explained by their love of red wine. After 20+ years of medical studies by groups all over the world, it has become clear that the potent antioxidant resveratrol, present in red wine, is responsible for promoting heart health among the French and other red wine drinkers.

Most health-conscious U.S. adults are aware of the link between red wine and better health. In the U.S., there are many red wine lovers, but we do not drink nearly as much red wine as other countries like France, Andorra, and Macedonia on a per capita basis. The U.S. is not even in the top 10 of red wine-consuming nations, per capita. However, 83% of all U.S. adults drink coffee and the average coffee drinker drinks 3.1 cups per day! CoffVee is an easy way to make resveratrol a regular part of the American diet.

WF: What's new about what you're making? How is it different?

VR: Vera Roasting Company created a proprietary, patent-pending method to infuse resveratrol into premium coffee beans such that each cup delivers a bioavailable form of resveratrol with the same concentration as found in a typical glass of red wine. Resveratrol is the potent, all natural antioxidant that gives red wine its heart healthy properties. The addition of resveratrol brings meaningful health benefits without changing the taste, color, or aroma of CoffVee.

Medical studies suggest that resveratrol is a heart-healthy natural product. Mother Nature places resveratrol in the skins of red grapes because it is an antioxidant that helps to protect the plant from disease and stress. Resveratrol is also an antioxidant in our bodies, with numerous studies suggesting that it may help to protect us from many serious ailments including diabetes, Alzheimer's, coronary heart disease, and cancer.

WF: Why not take resveratrol supplements?

VR: Supplements are expensive and wasteful, especially resveratrol in pill or powder form. Resveratrol is not water soluble and not bioavailable in pill form, meaning that most of it is never absorbed. It simply passes through your system. Resveratrol in red wine is bioavailable because of the alcohol which solubilizes it, and other natural compounds. Vera Roasting Company's founder is an organic chemist with 25+ years of experience studying organic compounds. He was able to steal a page out of Mother Nature's playbook by using all-natural complexation agents found in red wine in a patent-pending formulation to give CoffVee a bioavailable form of resveratrol. CoffVee delivers resveratrol in a form that our bodies can rapidly assimilate.

WF: How did you come up with these roasts?

VR: When we were first starting, we did a lot of market research on relative popularity of different roasts of coffee. We knew we needed a "medium roast" and a "dark roast." Then we conducted taste tests to try to figure out exactly what sort of a roast we'd like to arrive at. We tasted a bunch of different coffees which originated with a bunch of different beans. Ultimately we worked with a master roaster who's been doing this for over 20 years. We settled on two roasts. The Colombian Medium Roast and the Dark French Roast. We added the decaf roast a few months later. In double-blind taste tests, our Colombian Medium Roast is preferred 5:1 over the leading medium roast and our Dark French Roast is preferred 7:1 over the leading dark roast. We definitely hit on some very flavorful, delicious coffees.

WF: Where does your coffee come from?

VR: Our medium and dark roasts use a Colombian bean while our decaf roast uses a "Mayan" bean, which is sourced from Honduras.

WF: Who loves CoffVee?

VR: People that want to lead a healthier lifestyle love CoffVee, but they're not alone.
Recent medical studies suggest that the benefits of athletic training are enhanced with resveratrol, making CoffVee popular amongst athletes including runners, body builders, and everyone interested in strength and conditioning. In fact, soon after launching, CoffVee became the standard coffee of the Baltimore Orioles clubhouse!

Medical studies also suggest that resveratrol is not only a heart-healthy natural product, but may also slow the onset of age-related cognitive decline. For this reason, CoffVee is popular with older Americans, especially aging baby-boomers who are increasingly looking toward supplements to maintain good health. What could be easier for Baby Boomers than receiving their daily dose of health-promoting resveratrol in a great tasting cup of CoffVee?

WF: Who are your customers?

VR: With coffee drinking being such a pervasive aspect of our culture, Vera Roasting Company benefits from the wide range of demographic and psychographic profiles of consumers who make excellent targets. All coffee drinkers (from casual through coffee connoisseurs) are excellent target customers for CoffVee, but there is a unique opportunity for CoffVee to appeal to individuals who reside at the intersection of coffee consumption and health consciousness, as well as at the intersections of coffee and red wine consumption and health consciousness.

Our business is largely direct-to-consumer online and has been since we launched in December of 2015. We have very recently introduced coffee into several small retail markets here in the greater seacoast region of New Hampshire, and within the last month have landed multiple orders with our first national account, The Vitamin Shoppe. We've also been talking with some other prominent, major retailers in the last few months, which could lead to some equally meaningful relationships in the new year.

Recent medical studies suggest that the benefits of athletic training are enhanced with resveratrol making CoffVee popular amongst athletes including runners, body builders, and everyone interested in strength and conditioning. In fact, soon after launching, CoffVee became the standard coffee of the Baltimore Orioles clubhouse!

Medical studies also suggest that resveratrol is not only a heart-healthy natural product, but may also slow the onset of age-related cognitive decline (e.g. Alzheimer's). For this reason, CoffVee is popular with older Americans, especially aging baby-boomers who are increasingly looking toward supplements to maintain good health. What could be easier for Baby Boomers than receiving their daily dose of health-promoting resveratrol in a great-tasting cup of CoffVee?

CoffVee is good for you, but it is also delicious! Our highest priority is to ensure that CoffVee is a premium brew that people love to drink for its flavor. In double-blind taste tests, our Colombian Medium Roast CoffVee beat the leading medium roast 5:1, and our Dark French Roast CoffVee beat the leading dark roast 7:1. CoffVee is great-tasting coffee that people would buy and love, even it didn't promote a healthier lifestyle.

The vast majority of health-conscious U.S. adults are aware of the link between red wine and healthy living. Roughly 85% of American adults drink coffee regularly. There's a very good portion of the market that's going to say, "I want this. I think this stuff tastes really good, and I like the idea of getting the health benefits of the red wine in it."

WF: Does the resveratrol impact the flavor?

VR: No. The highly purified form of resveratrol used by Vera Roasting Company is tasteless. Although CoffVee is good for you, it doesn't taste like cough medicine! Our highest priority is to ensure that CoffVee is a premium brew that people love to drink for its flavor. CoffVee is great-tasting coffee that people would buy and love even it didn't promote a healthier lifestyle.

WF: Is CoffVee safe?

VR: Absolutely! CoffVee consumers get the same amount of resveratrol in their cup of CoffVee as in a typical glass of red wine. People have been drinking red wine with these concentrations of resveratrol for thousands of years.

WF: What is Vera's market position and pricing strategy?

VR: Vera Roasting Company's CoffVee is roasted from 100% premium-grade Arabica coffee beans, and initially offered in three varieties of popular roasts to satisfy most flavor preferences [a Colombian Medium Roast, a Dark French Roast, and a Mayan Decaf Roast]. The brand is positioned as a flavor-equal coffee to all the "good" coffee brands, such as Starbucks and Dunkin Donuts (and beats both of them by considerable margins in double-blind taste tests). The unique heart-health benefit commands a premium price over other bags of coffee on the shelves at local grocery stores. Vera Roasting Company sells 14-oz. bags of CoffVee for $14.95 and 12-count K-Cup boxes for $12.95. The company offers discounts for volume and subscription orders ranging from 5% - 15%.

WF: What is Vera's advertising and brand promotion strategy? ^

To date, brand promotion has been achieved through a combination of digital marketing and traditional advertising. Our approach to online marketing involves
a strategic attack of the online market through targeted keyword ad campaigns, and it leverages social media (both organic and paid advertising) to aggressively promote the brand and to build a grassroots movement towards the unique value proposition of CoffVee. In addition, we have aggressively promoted CoffVee at various regional trade shows and in local retail outlets through in-store demonstrations and free samples.

WF: What is Vera's customer retention strategy? ^

Vera Roasting quickly built a core customer base of "evangelists" that are passionate about CoffVee and loyal to the product. We implemented a robust email marketing campaign that reinforced and encouraged the behavior of drinking CoffVee among existing customers. In addition, the company engages in
efficient, targeted marketing to remind existing customers about CoffVee and augment the perception of pervasiveness in the marketplace. We also offer periodic discounts and exclusive deals for our CoffVee subscribers, reinforcing brand loyalty.

WF: How has the company been able to bootstrap its growth thus far? ^

Vera Roasting Company was co-founded by the New England Innovation Center (NEIC). As a Resident Company of the NEIC, Vera has the benefit of the NEIC partners' expertise, including sales, marketing, finance, accounting, strategic, and fundraising experience. As a result, we have been able to retain a seasoned team of professionals with long histories of successfully growing startups without incurring significant payroll expenses. This team is led by Mark Galvin, a serial entrepreneur who has historically delivered a cash-on-cash return of over 300% on equity investments of $125 million across four previous VC-backed companies. One of these ventures was #2 on the Inc. 5000 Fastest-Growing Companies list for its vintage.

WF: How have you guys gotten noticed in such a saturated market, and how do you plan to continue to be known? ^

VR: It really comes down to the big differentiation. We've never heard of any other coffees that have added health benefits over just plain old coffee. There are plenty of brands that position themselves as "organic" or "Fair Trade," "small-batch roasted," or sourced only from farms growing on mountaintops above 5,000 feet. Every other way to try to differentiate coffee has been done. There are none that are as precise and only attributable to one brand as the heart-health benefits of the glass of red wine in every cup.

Because of the experience we have on our team—a published author and organic chemist—we've been able to file powerful process patents as well as a composition of matter patent, which is the actual molecular makeup of the brewed beverage with the resveratrol in it. CoffVee is formulated in a way that your body will be able to absorb the bulk of the resveratrol in the brewed beverage, thanks to the combination of some other natural elements from wine. You'll be getting the same amount that has been carefully tested in humans via red wine consumption throughout the ages.

When we put this core message out in the world, the response we get from consumers is overwhelming. Our press release about the launch of CoffVee in December of 2015 led to an unbelievable national media frenzy that saw more than 300 media outlets pick up an AP story about our "revolutionary coffee." It led to more sales than we could have ever imagined making in our first two weeks of business. We also had an interview on Fred Kocher's New Hampshire Business produced and aired by our local ABC affiliate, WMUR (video here:). It was also smack-dab in the middle of the holiday season, so it led to the single biggest sales day in the company's history to date.

Basically, when we get the word out in front of people through our media, we get big bumps in sales. Our message clearly resonates with consumers, so now we need to ramp up our marketing efforts and pursue more earned media opportunities and begin to do some advertising. That's one of the big reasons why we're raising capital now. When we start talking about month-over-month sales and quarter-over-quarter sales, it really comes down to when we get earned media, because we're not really doing paid advertising just yet. When we get earned media, we have big bumps in sales and subscriptions because people like it and they subscribe or they like it and they continue to purchase. Having only launched in December of 2015, we have customers that are on their 20th reorder already.

WF: How has revenue grown since your launch 12 months ago?

VR: The company has performed beyond our expectations. We were perhaps a bit lucky when we first launched. Within a few days, there was a local newspaper article about our company and product that was picked up by the Associated Press and published in over 300 media outlets. In very short order, we were selling to customers all over the country. Within 2 days of the article, we sold to customers in all 50 states, including Alaska and Hawaii. We got off to a very fast start. We've also had some other earned media, which has been very beneficial and has helped us to grow a fiercely loyal customer base. More recently, November of this year was very meaningful to our overall success after Vitamin Shoppe sent us their first purchase order for over 100 cases of coffee. We expect to grow the relationship with Vitamin Shoppe and other national accounts over the coming year.

WF: What percentage of first time orders lead to reorders?

VR: Right now, thirty percent of first-time purchasers end up reordering. Because we have so many new customers all the time, this figure is skewed low—many of our customers are so recent that they haven't even had the chance to reorder yet!

In addition, we set up a subscription service recently. We have an increasing number of subscribers who are now just getting their coffee on a monthly basis or whatever time frame they set; every week, every two weeks, every month, etc. Once they order and they try it, they tend to like it and they tend to come back.

WF: Why raise money this way?

VR: For me, I think back to the days of Ben & Jerry's. Ben and Jerry used to let their customers buy into the brand. It was certainly long before there was crowdfunding legislation. I think that was the success for them, quite honestly. It makes intuitive sense that our existing customers might have an interest in getting involved a little more, and feeling an ownership of the company for which they've become a customer. It's the ideal vehicle to provide an incentive for investor customers to help proliferate the brand—to get CoffVee in people's mouths. That's when we really win—when they taste it, they're going to love it.

WF: How would funding get the word out there about your product?

VR: We'd be able to do a little more experimentation with advertising. We're looking to try to figure out ways to "capture the magic" of our earned media success to get something that makes potential customers quickly understand our message and move them to buy our product.

Another way to grow our customer base is to use referral programs or other viral methods of empowering our followers—who are already subscribers that buy over and over again—communicate with their communities, their friends, and their centers of influence that they've found this incredible product, they like it, and they think that their friends should try it, too. Along those lines, we're offering our best customers the opportunity to send a free order of CoffVee to their friends to proliferate the brand.

Of course, we also think that using Wefunder is another interesting way to get our message out there and make an introduction to new potential customers.

WF: How will this funding be put to use?

VR: We'd like to have some buffer in our cash position to be able to invest in working capital in advance of gross profit coming in to pay for it. For example, to take on large national accounts, we need to grow our inventories and/or production capacity to be able to quickly ship fresh product. Depending on the payment terms we are offered, and to stay current on accounts with our own suppliers, we may also need to increase our investment in accounts receivable. The cash infusion from this fundraising event will enable us to make those investments.

To facilitate this growth over the next six months, we plan to open a new pack and ship facility with more storage and production capacity. It will allow us to absorb some of the functions currently performed by our co-packer, which will save us money while reducing our order lead times in the process.

Finally, we would like to invest in our marketing, advertising, and customer outreach. A key determinant of success for our retail channel partnerships is the frequency of brand awareness activities in their geography. Considering all of our wholesale customers, the geography that we have to cover is fairly wide, and growing. This presents a challenge, and we want to ensure that we have capital to invest in these marketing activities, driving success in all of these new channels. Obviously, we don't have a lot of interest in supplying a channel with product, having it not sell through, and that being the end of it.

On the direct-to-consumer side, our approach to online marketing has historically involved a strategic attack of the market through targeted keyword ad campaigns, and leveraging social media (both organic and paid) to aggressively promote the brand and to build a grassroots movement towards the unique value proposition of CoffVee. We would like to experiment with new marketing messages via Google Adwords, Facebook, Twitter, Instagram, Amazon, or even television advertisements.

WF: What are the qualifications of your executives?

VR: Mark, President & CEO, is a serial entrepreneur who has previously done four venture capital-backed companies that made it to rapid growth rates that would put them in top 100 fastest growing private companies in their vintages. He excels in equity fundraising, team building, rapid-growth business management, system architecture, matching technologies to business needs, and developing market channels. Mark is currently serving as Managing Director of the New England Innovation Center, LLC, of which Vera Roasting Company is a resident company.

Glen, CTO, is a full professor at the University of New Hampshire and he is currently the Chair of the Chemistry Department. He is very well respected in the field of organic chemistry, with over 60 scientific papers published in leading journals, and over 200 presentations at national and international meetings.

They met a few years before starting Vera Roasting Company when Mark was involved with an entity called the New Hampshire Innovation Commercialization Center, the primary function of which was to find commercial opportunities for technologies developed within the University of New Hampshire. Glen is responsible for some of the better stuff that has been done at UNH in material sciences and organic chemistry and he met Mark while investigating the market opportunity for a technology based on UNH intellectual property.

WF: What is your current run rate / burn rate?

VR: As of December 2016, we had approximately $10,118 cash in bank. We currently operate at a "burn rate" or "net cash in" (difference between expenses and revenues) of approximately $-10,000 to $5,000 per month.

Current investors are committed to the company and willing to cut the company checks to keep it solvent in these early stages, if needed. It is not something that we've asked them to do yet, though.

Ask a Question

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ASK QUESTION

B Turner Mar 12 2017

When I invest in this company will I then own a share of the company and if I invest more will I own more of the company, and can I sell my shares for a profit in the future



Evan Young Director of Finance and Operations EMPLOYEE Mar 12 2017

Hello,

The funding instrument is a Simple Agreement for Future Equity (SAFE). In the future, if a professional investor makes an investment or the company is sold, the company will negotiate a valuation with the counterparty. At that point, the SAFE will convert into equity and a share price will be determined, leading to a certain number of shares to be issued. The more you invest today, however, the more shares you will receive in the future.

You are not permitted to sell your interest before it converts to shares, as there are no shares for you to sell initially. There are four ways for you to receive money back after you invest:
1.) A liquidity event - the company is sold or has an initial public offering.
2.) A dissolution event - the company is rolled up, voluntarily or involuntarily
3.) A repurchase - the company buy's back your interest at the greater of the fair market value or initial purchase price
4.) A private sale of shares after a conversion.

For more details, please see the SAFE document in your Wefunder portal.

LIKE

Jonathan R Crawford Apr 8 2017

Since "this round is closed how do investors start receiving benefits?



Evan Young Director of Finance and Operations EMPLOYEE Apr 17 2017

Hi Jonathan,

Investor perks and the coupon code will be distributed as soon as Wefunder completes the closing process. Please stay tuned!

LIKE

MORE QUESTIONS



VERA ROASTING COMPANY

2017 Report

Dear investors,

First , we thank our investors for their support and valued feedback. Passionate coffee consumers enjoy great tasting coffee. Over the past year, Vera Roasting Company consumers have overwhelmingly voiced their love for Vera blends. They tell us Vera Roasting CoffVee is ultra-smooth, delicious and stays fresh longer than their other coffees. They also enjoy the heart health benefits of resveratrol. We believe these attributes have created strong brand loyalty.

As we outlined in the Vera Roasting January 2017 update, we feel very good about our leadership position. Vera Roasting is pioneering a new category of health and wellness coffee with great tasting premium beans. For many years, the Tea category has led the hot beverage market with a wide range of health and wellness blends. Coffee consumers outnumber tea drinkers but had few options. Vera Roasting Company is seizing this advantage and opportunity.

Looking forward, we are focused on our product innovation agenda, supply chain and demand creation. We promise to keep you involved, informed and valued ambassadors for the Vera Roasting brand.

We need your help!

Vera Roasting investors have been our best brand ambassadors. We have worked with individual investors to promote Vera Roasting to friends and family through custom promotional programs and direct communication. We welcome our investors feedback on product, new innovations and referrals to personal and professional networks as appropriate.

Specifically, we offer opportunity to expand customized investor promotional programs. In addition, we are connecting with influencers in health and wellness markets. We'd welcome investor referrals to contacts in fitness, health and or wellness professions.

Our investors have connected us with media and editorial people to tell the Vera Roasting story, generating excitement for brand and developing new customers. We encourage and appreciate investors referring media leads.

Sincerely,

Glen Miller
Founder & CTO

Mark Galvin
CEO

Our Mission

We want to make resveratrol in coffee as ubiquitous as iodine in salt or vitamin D in milk. In pursuit of this goal, we will aggressively push our offerings through intensive direct-to-consumer efforts, in addition to large retailers with a national focus. Ultimately, we want to grow revenues while continuously improving margins via aggressive growth of our loyal customer base throughout the USA and beyond.

See our full profile

How did we do this year?

Report Card

B-

The Good

Awarded US Patent providing significant value to company; new product introductions and innovations

Opened Vera production & fulfillment facility, enhance supply chain capabilities.

Increased social media,brand loyalty,high rated product & customer service

The Bad

Retail distribution expansion strategy to specialty grocery stores challenging

Increased shipping costs

Delay in fully operational production facility.

2017 At a Glance

January 1 to December 31

$77,490 [13%]
Revenue

-$111,809
Net Loss

$17,572 [28%]
Short Term Debt

$132,565
Raised in 2017

$18,530
Cash on Hand

Months of Runway

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. CoffVee™ is delicately roasted, 100% Arabica beans infused with resveratrol, the all-natural antioxidant found in red wines. Enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee™.
We want to make resveratrol in coffee as ubiquitous as iodine in salt or vitamin D in milk. In pursuit of this goal, we will aggressively push our offerings through intensive direct-to-consumer efforts, in addition to large retailers with a national focus. Ultimately, we want to grow revenues while continuously improving margins via aggressive growth of our loyal customer base throughout the USA and beyond.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Vera Roasting Company, Inc. was incorporated in the State of Delaware in September 2015.

Since then, we have:

- Via earned media, the Company quickly sells CoffVee to all 50 states within 2 days

- CoffVee becomes available at local retail markets in NH, ME, & MA

- Won first national customer, the Vitamin Shoppe

- Awarded U.S. patent for unique process and composition of matter

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $77,490 compared to the year ended December 31, 2016, when the Company had revenues of $89,107. Our gross margin was 35.34% in fiscal year 2017, compared to 41.95% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $41,696, including $18,530 in cash. As of December 31, 2016, the Company had $41,696 in total assets, including $9,297 in cash.

- *Net Loss.* The Company has had net losses of $111,809 and $21,131 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $17,572 for the fiscal year ended December 31, 2017 and $24,323 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $168,775 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Vera Roasting Company, Inc. cash in hand is $18,530, as of 12/31/17. Over the last three months, revenues have averaged $6,458/month, cost of goods sold has averaged $4,175/month, and operational expenses have averaged $11,483/month, for an average burn rate of $9,200 per month.

Net Margin: -144%

Gross Margin: 35%

Return on Assets: -216%

Earnings per Share: -$0.01

Revenue per Employee: $25,830

Cash to Assets: 36%

Revenue to Receivables: ~

Debt Ratio: 34%

Statements_and_Notes_-_2017....

We ❤ Our 304 Investors

Thank You For Believing In Us

Craig Vom Lehn
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Amy A McRae
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Krishna Tadepalli
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Thank You!

From the Vera Roasting Company Team



Glen Miller
Founder & CTO



Mark Galvin
CEO



Christopher Matrumalo
Director of Marketing

Creative marketing and sales strategist, with relevant background in both retail and product development. Track record of building brands, world-class retail experiences, and fierce customer loyalty.



Evan Young
Director of Finance and Operations

Critical thinker with advanced financial analytical skills, as well as cash management, debt-raising, and capital allocation expertise. Recently passed the Chartered Financial Analyst exams.



Craig Fournier
Director of Outside Sales

Craig has outside sales experience with 4 successful start-ups in the food and microelectronics industries. Craig is powered by his constant focus on 100% customer satisfaction as the key to success!

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Mark Duggan	CEO of Vera Roasting Company @ Vera Roasting Company	2016
Glen Miller	Professor of Organic Chemistry, Chair of Chemistry Department @ Universtiy of New Hampshire	2015
Mark Galvin	CEO of MyMedicalShopper @ MMS Analytics, Inc.	2015

Officers

OFFICER	TITLE	JOINED
Mark Duggan	Treasurer CEO	2016
Evan Young	Director of Finance, Assistant Treasurer	2015
Glen Miller	Chairman of the Board, CTO	2015
Mark Galvin	Secretary	2015

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
New England Innovation Center	1,750,000 Common Stock	20.1%
Glen Miller	3,025,000 Common Stock	34.8%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
10/2016	$35,000		Regulation D, Rule 506(b)
03/2017	$5,000	Safe	Regulation D, Rule 506(b)
05/2017	$127,565	Safe	Regulation Crowdfunding

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Restricted Stock	7,000,000	6,751,187	Yes
Common	2,000,000	2,000,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

The founders and officers are not currently full time with the company. As such it is likely that Vera Roasting will not make the same progress as it would were that not the case.

Execution of Strategy – Vera Roasting Company may fail to successfully execute its strategy to grow sales through online, television, and event marketing. Should its marketing efforts fail, the company may be limited to much slower growth or may be unable to meet its obligations and be forced to cease operations.

Shift in Perceived Health Risk – For the last 20+ years, the supporting science and public perception have billed the consumption of red wine—and resveratrol, specifically—aspart of a healthy diet. Overwhelming numbers of studies have shown resveratrol to be a powerful antioxidant that may contribute to improved cardiovascular health, neuromuscular health, cognitive function, and overall fitness. Still, there is potential for new research to emerge and dramatically change the perception of resveratrol in the market. Furthermore, new research could emerge and dramatically change public perception towards coffee overall. Unforeseen changes in market affinity for coffee could significantly impact Vera's sales and customer loyalty towards CoffVee.

Lack of Operational History – Although a team of experienced entrepreneurs leads the company, none of them have ever been involved in bringing a retail food product to market. There is also limited proof of the business model—there is no certainty of the number or persistence of consumers interested in buying a resveratrol-infused coffee.

Spoilage Risk – Although coffee is a fairly shelf-stable product, there is a risk that a portion of an outsized production run of CoffVee could expire before being sold.

Qualified Employee Risk – Given our funding situation and cash flow from sales, there is a risk that we will struggle to attract employees with sufficient qualifications at a level of compensation we can afford.

Liquidity Risk – The funding instrument we are using, the Simple Agreement for Future Equity (SAFE), is a convertible equity security. Neither the SAFE nor the equity received on conversion will have an active market on which the investors will be able to sell their interest in the company. Additionally, it is possible that the company will require multiple follow-on financings as we continue to develop the business, some of which may be dilutive to investors in this round. At the current time, the company has no target date for a liquidity event. Investors should expect to commit their capital to the company for an extended period of time.

Competition Risk – The specialty coffee market is very competitive with many incumbents. There is a risk that we will be unable to differentiate ourselves from other players in the specialty coffee space in a way that leads to long-term recurring sales and growth.

Patent Risk – We have made a submission under the USPTO's Prioritized Patent Examination Program for a utility patent covering the composition of matter and process used in the production of our product, CoffVee. If the patent were denied, there is a risk that a competitor could offer a similar product with the same heart-healthy differentiation we claim to have developed.

Cost of Goods Sold Risk - The prices we pay for the green coffee beans we use to craft our premium roasts are indexed to the cost of "C" Coffee futures, a commodity which has exhibited substantial volatility in price over the past few years. This risk is not hedged in any way and we have no plans to do so. Substantial increases in the price of the underlying commodity, such as those that might be driven by natural disasters or global financial/political crises, may reduce our profitability and/or the quality of product we are able to bring to the market.

Supply Chain Risk – Our current supply chain relies heavily upon a single co-packer located near our head office in New Hampshire. As we have no existing relationships with other co-packers in our area, the failure of our co-packers' business or the loss of their cooperation could lead to an immediate and/or lengthy disruption to our supply of freshly roasted coffee. In such an event, we may be forced to contract with another co-packer on unfavorable terms or even be unable to find another coffee roaster to prepare our roasts to our specifications.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $2 million , the amount invested divided by the quotient of (a) the Valuation Cap ($2 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Vera Roasting Company, Inc.

- Delaware Corporation
- Organized September 2015
- 3 employees

99 Bow Street
Suite 100E
Portsmouth NH 03801

https://www.veraroasting.com/

Business Description

Refer to the Vera Roasting Company profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Vera Roasting Company is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Evan Young

Analyst at MyMedicalShopper
Greater Boston Area | Internet

Current: New England Innovation Center, LLC, MMS Analytics, Inc. dba MyMedicalShopper, Vera Roasting Company
Previous: Pax World Management LLC
Education: Dalhousie University

Send Evan InMail

84 connections

https://www.linkedin.com/in/evan-young-9933a374

Background

Experience

General Partner, Business Analyst
New England Innovation Center, LLC
October 2014 – Present (2 years 4 months) | Portsmouth, NH

Head of Data Analytics
MMS Analytics, Inc. dba MyMedicalShopper
October 2014 – Present (2 years 4 months) | Portsmouth, NH

Conceptualized and executed the data aggregation process currently powering MyMedicalShopper's Price Transparency Platform, which delivers information on thousands of procedures across a thousand providers to consumers throughout New England. Actively engaged in product development and strategic initiatives.

Director of Finance and Operations
Vera Roasting Company
July 2015 – Present (1 year 7 months) | Portsmouth, NH

Finance Intern
Pax World Management LLC
2012 – 2012 (less than a year) | Portsmouth, NH

Education

Dalhousie University
Bachelor of Commerce (BCom), Finance
2009 – 2013

Activities and Societies: Dalhousie Investment Society (DALIS) - Executive Member

‣ 5 honors and awards

Courses

Independent Coursework
- Passed CFA Level III
- Canadian Securities Course

Honors & Awards

Graduated With Distinction
Dalhousie University
May 2013

Douglas C. MacKay Award for Excellence in Money Management
Dalhosue University/Dr. MacKay
February 2013

Dalhousie In-Course Scholarship
Dalhousie University
January 2013

Malcolm Mosher Memorial Scholarship
Dalhousie University
September 2012

Dalhousie In-Course Scholarship
Dalhousie University
September 2011

Dalhousie Entrance Scholarship
Dalhousie University
January 2010

Skills

Top Skills

Endorsements	Skill
8	Financial Analysis
5	Finance
5	Microsoft Excel
4	Financial Modeling
4	Market Research
4	Data Analysis
4	Time Management
4	Teamwork
3	Analysis
2	MySQL

Evan also knows about...

1 Bloomberg | 1 SQL | 1 Analytical Skills | Quantitative Research


CoffVee
Heart Healthy Coffee
12 K-Cup® Pods for Use in All Keurig® K-Cup® Brewers
0.39 OZ (11g)/EA
CoffVee
Heart Healthy Coffee
CoffVee
Heart Healthy Coffee

The Heart Healthy Benefits of Red Wine Infused Into the Finest Coffee

Glen P. Miller

Founder, Chair & CTO at Vera Roasting Company

Greater Boston Area | Higher Education

Current	Vera Roasting Company, University of New Hampshire
Previous	University of New Hampshire, Exxon Research & Engineering Company
Education	Clarkson University

Send Glen InMail

500+ connections

https://www.linkedin.com/in/glenmillerunh

Contact Info

Posts

Published by Glen



Top 10 Reasons You'll Love to Drink CoffVee, the...
October 28, 2016

Background

Summary

Glen P. Miller is Professor of Chemistry & Materials Science and Chair of the Chemistry Department at the University of New Hampshire. He is also Founder and CTO of Vera Roasting Company, makers of CoffVee, the first coffee infused with resveratrol. He is an authority in the area of organic chemistry, nanostructured carbons including fullerenes, carbon nanotubes, graphene and large acenes. His academic research group has successfully synthesized and characterized many nanostructures and organic compounds including C_{3v} $C_{60}H_{18}$, bis and tris-[60]fullerene adducts of large acenes, hydrogenated SWNTs, fullerene nanotubes (a.k.a., fullerene nanowhiskers), photooxidatively resistant pentacene derivatives, an exceptionally persistent heptacene derivative, and a persistent nonacene derivative. He also developed a new, tip-based nanopatterning technique called FAN (Field-Assisted Nanopatterning) that has been demonstrated on organic compounds, polymers, fullerenes, metals, salts and nanoparticles.

Specialties: Organic Chemistry; Nanochemistry; Nanostructured Carbons including Fullerenes, Carbon Nanotubes and Graphene; photooxidatively resistant Large Acenes including Pentacene, Heptacene and Nonacene derivatives; Nanopatterning; Bottom-Up Self-Assembly of Functionalized Fullerenes.


CoffVee

Heart-Healthy CoffVee

Experience

Founder, Chair & CTO
Vera Roasting Company
October 2015 – Present (1 year 4 months) | Portsmouth, NH

Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. Our product, CoffVee™, is delicately roasted, 100% Arabica beans infused with resveratrol, the all-natural, heart-healthy antioxidant found in red wines. Now you can enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee™.

Resveratrol is a polyphenol antioxidant found naturally in the skins of red grapes. Studies have shown that modest consumption of resveratrol may support cardiovascular, neuromuscular, and immune system health.

For more about CoffVee™, company information and links to studies, visit: https://www.veraroasting.com/

See the story of CoffVee™ at:

http://www.wmur.com/money/new-nh-company-makes-coffvee-coffee-with-red-wine/37055090

TNH The New Hampshire

New coffee intended to be heart healthy inspi…



A New Coffee With the Same Health Benefits…



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Chair, Department of Chemistry
University of New Hampshire
July 2015 – Present (1 year 7 months) | Durham, NH 03824


CoffVee

Heart-Healthy CoffVee


WMUR
MARK GALVIN
MANAGING DIR. NEW ENGLAND INNOVATION CTR.

New NH company makes 'Coffvee' - coffee w...

Professor of Chemistry & Materials Science
University of New Hampshire
June 2006 – Present (10 years 8 months)

Director of Materials Science Program
University of New Hampshire
July 2009 – June 2015 (6 years)

Associate Director, Center for High-rate Nanomanufacturing
University of New Hampshire
September 2004 – May 2015 (10 years 9 months)

Direct UNH arm of Nanoscale Science & Engineering Center for High-rate Nanomanufacturing, a National Science Foundation funded center composed of scientists and engineers from 3 New England Universities (UNH, Northeastern, UMass Lowell)

Associate Professor of Chemistry
University of New Hampshire
June 2001 – June 2006 (5 years 1 month)

Assistant Professor of Chemistry
University of New Hampshire
September 1995 – June 2001 (5 years 10 months)

Senior Chemist
Exxon Research & Engineering Company
September 1990 – August 1995 (5 years)

Skills

- 47 Nanotechnology
- 37 Materials Science
- 34 Organic Chemistry
- 32 Chemistry
- 27 Polymers
- 10 Carbon Nanotubes

Education

Clarkson University
PhD, Physical Organic Chemistry
1987 – 1990

Synthesis and Study of Carbodications in Superacidic Media

Clarkson University
BS, Chemistry
1983 – 1986

Additional Info

- **Interests**

nanotechnology, organic chemistry, materials science

Organizations

Additional Organizations

ACS, MRS, ECS, Center for High-rate Nanomanufacturing

Honors & Awards

Additional Honors & Awards

Class of 1944 sponsored Named Professorship, University of New Hampshire, 2008

University of New Hampshire Faculty Scholar Award, 2002

Excellence in Teaching Award, College of Engineering and Physical Sciences, University of New Hampshire, 2000

Patents

Functionalized nanosubstrates and methods for three-dimensional nanoelement selection and assembly

USPTO

Issued July 21, 2009

The present invention provides a functionalized nanosubstrate or "nanotemplate" that is useful for selectively assembling nanoelements across a large area. The nanotemplate is capable of guiding the massive parallel assembly of nanoelements to fabricate a three-dimensional nanostructure. Nanoelements can also be transferred at a high-rate from the template to a recipient substrate. Examples of... **more**

Publications

"Substituent effects in pentacenes: gaining control over HOMO-LUMO gaps and photooxidative resistances."

J. Am. Chem. Soc., 2008, 130, 16274–16286

A combined experimental and computational study of a series of substituted pentacenes including halogenated, phenylated, silylethynylated and thiolated derivatives is presented. Experimental studies include the synthesis and characterization of six new and six known pentacene derivatives and a kinetic study of each derivative under identical photooxidative conditions. Structures, HOMO–LUMO... **more**

Water Soluble Pentacene

Journal of Material Chemistry

January 2013

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NEW ENGLAND
INNOVATION
CENTER



Mark Galvin

Managing General Partner, New England Innovation Center, LLC

Portsmouth, New Hampshire | Information Technology and Services

Current	MMS Analytics, Inc., Vera Roasting Company, New England Innovation Center, LLC
Previous	Unified Office Inc, Bit Fry Game Studios, Inc., Stay, Work, Play
Education	U.C. Berkeley Haas School of Business

Send Mark InMail

500+
connections

https://www.linkedin.com/in/mbgalvin

Contact Info

Posts

Published by Mark

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Don't have a Health Savings Account? Here's why...
October 13, 2015


FIRED!

Don't really know what a health savings account...
October 6, 2015



I haven't seen you register yet! Here's my...
May 20, 2015

Background

Summary

Mark has played key roles in fourteen (14) New England startups. Although his start was as a software engineer, eight (8) of those companies, he founded and operated as President and CEO. They have run the gamut from fourth generation PBX, OEM ISDN subsystems, dial access routers, high density HFC/DOCSIS VOIP network switching equipment, and SMB IP-PBX with national phone services to technology accelerators with and without university ties (ZTEL, LAN-TEL, CCD, PRI, RAScom, Cedar Point Communications, Whaleback Systems, NH-ICC, NEIC).

In May 2013, Mark created a different model for the acceleration of innovative new companies; one that embraces the culture of the startup, proliferating disruptive products and services in the pursuit of profits, while rejecting offers of direct public assistance. The New England Innovation Center is the operating entity for a partnership of investors that have created a center for nurturing some of the best new companies and entrepreneurs in New England.

Mr. Galvin is one of few entrepreneurs who has received training as a Lean Launch Pad Educator at the U.C. Berkeley Haas School of Business. This methodology codifies real-world, hands-on, immersive learning about what it takes to transfer knowledge successfully into companies that solve pain points for prospective customers. Combining this with knowledge gained as a true serial entrepreneur, and leveraging extensive relationships, Mark has helped dozens of companies get started on proper footing.

Mark serves on company boards as well as the non-profit board of the Portsmouth Chamber of Commerce, and the Advisory Boards of Great Bay Community College and UNH Computer Science, and the Education Committee of the NH High Tech Council.

Experience

Founder, President and CEO

MMS Analytics, Inc.

December 2013 – Present (3 years 2 months) | Portsmouth, NH

MMS Analytics, Inc., d/b/a MyMedicalShopper enables true comparison shopping for medical procedures by shining a light on the secretive world of healthcare pricing. We can save small to midsize employers more than 33% on health insurance premiums while improving employee benefits. Become an empowered consumer and never overpay for healthcare again. Go to www.mymedicalshopper.com

Online tools can help save money on medical…

President
Vera Roasting Company
August 2015 – Present (1 year 6 months) | Portsmouth, NH

Vera Roasting Company is passionate about crafting a premium brew that will make your taste buds and your heart happy. CoffVee™ is delicately roasted, 100% Arabica beans infused with Resveratrol, the all-natural antioxidant found in red wines. Enjoy the widely accepted heart-healthy benefits of a glass of red wine in every cup of CoffVee™.


WMUR
MARK GALVIN
MANAGING DIR. NEW ENGLAND INNOVATION CTR.
WMUR

New NH company makes 'Coffvee' - coffee w...

Managing General Partner
New England Innovation Center, LLC
April 2013 – Present (3 years 10 months) | Portsmouth, NH

The New England Innovation Center has created a unique model for the acceleration of innovative new companies; one that embraces the culture of the startup, proliferating disruptive products and services in the pursuit of profits. The Center is the operating entity for a partnership of investors that have created an environment for nurturing some of the brightest entrepreneurs and best new companies in New England.

Tuesday, July 19th: New England Innovation ...

Member, Advisory Board
Great Bay Community College
February 2011 – Present (6 years)

Great Bay Community College provides accessible, student-centered, quality higher education programs for a diverse population of students seeking career, degree or transfer opportunities. A strong commitment to lifelong learning is reflected in our policies, programs and activities. We will continue our strong tradition of providing education in the sciences, career and technical programs as well as in the liberal arts. We endeavor to promote economic development through community engagement and workforce development for the region.

Member, Board of Directors
Greater Portsmouth Chamber of Commerce
November 2010 – Present (6 years 3 months)

The Greater Portsmouth Chamber of Commerce is organized for the purpose of advancing the economic, industrial, professional, cultural and civic welfare of the Greater Portsmouth area.

Board Member
Innovacene, Inc.
May 2011 – Present (5 years 9 months) | Portsmouth, NH

Innovacene is an early stage company with patent pending stabilized acene technology. The base discoveries were invented at the University of New Hampshire and the Center for High-rate Nanomanufacturing, through years of research funded by the National Science Foundation (NSF). The company is currently applying these compounds to the development of superior Organic Light Emitting Diodes (OLEDs) for the rapidly expanding high-efficiency white lighting market. Innovacene will drive the deployment of high-efficiency white lighting in the form of large surface area, thin-film, material coverings for ceilings, walls, shades and other commercial and residential surfaces with cut-to-fit applications packaged by large OEM partners. Resultant partner products will be cheaper to install and maintain, don't require time to "warm up" and provide evenly distributed soft light, while saving substantial energy consumption without the use of toxic elements like mercury.

Board Member
Regaalo, Inc
March 2011 – Present (5 years 11 months) | Portsmouth, NH

Families have a strong need to stay connected with their children as they head off to college, desiring to be involved and also ease the transition during this major life event. Students likewise want to maintain this connection. Regaalo capitalizes on these powerful emotional bonds by creating a gift-giving marketplace that links families and students through local merchants. Regaalo accomplishes its mission through a web-based, mobile-delivered ecommerce platform.

Sole Incorporator/Co-Founder
Unified Office Inc
November 2010 – June 2016 (5 years 8 months) | Portsmouth, NH

Unified Office Inc. is a next-generation managed services provider of cloud-connected IT applications and Voice over IP (VoIP) communications targeting the Small and Medium Business (SMB) market segment. Unified Office leverages the power of cutting edge virtualized computing platforms and communications systems, allowing the SMB to take full advantage of innovative and collaborative services without the need for costly capital investments in IT infrastructure and associated staff.

Past Board Member
Bit Fry Game Studios, Inc.
December 2013 – March 2014 (4 months) | Portsmouth, NH

Bit Fry Game Studios is a video game development company that is creating a new category of udisclosed titles, with original and memorable characters, that run across both mobile and console devices. The company has a unique vision, which includes a singular on-line hub that connects gamers across device platforms and innovative IP in the area of A.I. and controller input that radically improves the mobile gaming experience. The company is developing titles that are approachable for both male and female casual gamers while providing competitive depth that scales with the skill and interest of even the hard-core players.

The company was founded in the Spring of 2013 by Ben Freidlin, a former MSFT software engineer and published author on advanced 3D gaming technology. Mr. Freidlin has assembled a world class team of seasoned gaming and entertainment professionals that is well into the development of the first title and has made significant inroads with potential distribution and console partners.

Past Board Member
Stay, Work, Play
October 2010 – January 2014 (3 years 4 months)

The goal of Stay Work Play NH is to expose more young people to the advantages of remaining in or returning to New Hampshire. The overall effort builds off the work of the University System of New Hampshire (USNH) and partnering organizations that established the 55% Initiative in 2007. This effort set a goal of encouraging at least 55% of the new graduates to stay compared to approximately 50% who currently stay.

Past Board Member
SimpleCharters
May 2013 – December 2013 (8 months) I Portsmouth, NH

SimpleCharters is the world's first online marketplace for finding and booking on demand private aircraft for charter. SimpleCharters.com offers an extensive selection of jet and turboprop aircraft that provide travelers with the best in comfort and convenience. The company also makes it easy for jet operators and fleet managers to advertise their aircraft, while providing direct feature and benefit transparency for end users. Before SimpleCharters existed, users of private charter aircraft lacked an efficient means to locate, compare and select suitable aircraft. When fully launched, SimpleCharters will make finding and booking aircraft charters easier than booking commercial airline seats.

The company was founded in early 2012 by technology entrepreneur, Charles Denault, and addresses an estimated U.S. addressable market of over $500 million in booking commissions. Early adopters have provided feedback that the company solves substantial issues for both operators and consumers of on-demand private jets. Many have described SinpleCharters as “the Orbitz of private jet travel”.

Founder, Managing Director
New Hampshire Innovation Commercialization Center (now Alpha Loft)
July 2009 – February 2013 (3 years 8 months)

The New Hampshire Innovation Commercialization Center (NH-ICC), in partnership with the University of New Hampshire (UNH), was dedicated to accelerating the development of early stage high technology startups and to the commercialization of UNH intellectual capital.

Our vision was to fuel innovation and drive sustainable, rapid private sector growth in New Hampshire by selecting high potential early stage companies, locating them at our facilities at Pease Tradeport in Portsmouth, and providing them with a combination of business resources, seed capital and "hands on involvement" from the Center's seasoned startup executives.

UNH, a premier research institution, is one of only seven land, sea and space grant universities in the country. Its world-class faculty, graduate students and staff generate over $100 million in federally supported research each year. The NH-ICC made it a priority to create and leverage opportunities for the commercialization of these exciting technologies. In addition, companies accelerated through the programs at the NH-ICC were encouraged to leverage UNH faculty and student resources through advisory relationships and student internships.

3 recommendations, including:



timo platt
Delighting Device Users and Skiers Ever...

Mark has keen insights and challenges with thoughtful questions, based on his years of experience as a successful founder... View ↓



Jessica Rayno
Product Manager, Digital Strategist, & E...

Mark Galvin is a serial entrepreneur who brings passion and determination to every company with which he works. Whether... View ↓

1 more recommendation ↓

Various Board, Advisory Board, and Consulting Activities
VISAcom
August 2008 – February 2010 (1 year 7 months)

Focused in the areas of technology, technology M&A, fund raising, market and go-to-market strategies

Founder, President and CEO
Whaleback Systems
November 2004 – August 2008 (3 years 10 months)

Founded company to develop and market the first pure broadband PBX system. Focused the company on providing subscription-based broadband voice and unified communications services to small and medium sized business. These services are marketed through small local interconnects, managed service providers and through co-marketing activities with broadband service providers. Growth of revenues under Mark's leadership from 2005-2008 rank it as growing faster than the #1 private company in the US as reported in 2009 by Inc Magazine.

Founder, President and CEO
Cedar Point Communications
September 2000 – April 2004 (3 years 8 months)

Founded company to develop and market the first fully-integrated carrier voice and multimedia IP switching system. Focused the company on becoming the primary supplier of Packetcable compliant IP voice switching to the cable industry. This complex product was marketed directly to high level management in US and European MSOs.
- Negotiated and signed supply agreements with Comcast, Charter, Insight and others while capturing 25% of the NA market for cable telephony switching.
- #2 fastest growing private company in the US as reported by Inc Magazine.
- Personally recognized as Mass High Tech's 2004 Telecom All-Star
- Personally recognized as Finalist, 2003 Ernst and Young Entrepreneur of the Year
- Raised $80 million of investment capital in three equity rounds to fund the company.

▾ 1 recommendation



David Morris
Creating Executive Team Insight Platforms

Once Mark becomes passionate about a market opportunity, the immediate value creation on that venture he launches is nothing but incredible. He makes what is an art of orchestrating investors, high performing employees, partners and customers look... View ↓

VP Local Exchange and Access
Excel Switching/Lucent Technologies
May 1999 – March 2000 (11 months)

Aquired by Lucent November 1999.
After RAScom's merger with Excel Switching, became responsible for IP access networking and Local Exchange voice and modem switching for the combined company.

Founder, President and CEO
RAScom, Inc
January 1996 – May 1999 (3 years 5 months)

Aquired by Excel Switching in May 1999.
Founded company to develop and market the first Open System Remote Access Server which competed successfully for enterprise customers against the proprietary Ascend and Cisco products of the time. The company's product was marketed through a channel of VARs, Distributors, and OEM through Compaq Computer.

Founder, President and CEO
Primary Rate Incorporated (PRI)
September 1989 – June 1995 (5 years 10 months)

Aquired by Xircom in June 1995.
Founded company to develop and market standard T1 and PRI hardware and software subsystems to be sold on an OEM basis to leading equipment manufacturers around the world. Captured and contracted with over 100 OEM customers worldwide including Siemens, AT&T, 3Com, Shiva, Ericson, Alcatel and Motorola.

Lead Data Call Processing SW Engineer
LAN-TEL
1985 – 1987 (2 years)

Voice Call Processing Software Engineer
ZTEL
1983 – 1985 (2 years)

Patents

Reconfigurable data communications system with a removable optical backplane connector US 6931211 B2

United States US 09/938,228

Issued August 23, 2001

The present invention is directed to a reconfigurable data communications system. The system includes a removable optical backplane connector with a first end and a second end, a first data communications card, and a switch fabric card. The first data communications card includes an optical port configured to receive the first end of the removable optical backplane connector. The switch fabric... **more**

2 inventors:


Dan English
Director, IC Design Engineering at Broad…


Mark Galvin
Managing General Partner, New Englan…

Skills

Top Skills

- 99+ Start-ups
- 99+ Entrepreneurship
- 99+ Strategic Partnerships
- 92 Go-to-market Strategy
- 76 Leadership
- 75 Enterprise Software
- 63 Strategic Planning
- 48 Venture Capital
- 42 Product Management
- 39 Management

Mark also knows about...

- 34 Mergers & Acquisitions
- 29 Strategy
- 27 Mobile Devices
- 26 Emerging Technologies
- 25 E-commerce
- 23 SaaS
- 21 Fundraising
- 18 Telecommunications
- 17 Start-up Ventures
- 16 Commercialization
- 15 Networking
- 14 Angel Investing
- 14 Business Development
- 11 Program Management
- 11 VoIP

See 25+ >

Education

U.C. Berkeley Haas School of Business

Lean Launchpad

McGill University
B. Sc., Math and Computer Science
1978 – 1983

Lexington High School
1975 – 1978

Additional Info

- **Interests**

Besides the obvious passion for helping build new enterprises I'm a private pilot (SEL, MEL, SES, IA, 5000+ hours mainly in PA4-1000, C421, C310 and LA270) and Skier. I really enjoy watching our children build their lives and relationships successfully. I'm always very glad my wife still puts up with me!

- **Personal Details**

Birthday March 25

- **Advice for Contacting Mark**

Going directly to my email at mark@ne-ic.com is the best way to make contact.

Honors & Awards

Additional Honors & Awards

Cedar Point was the 2007 #2 fastest growing private company in the US as reported by Inc Magazine

Personally recognized as Mass High Tech's 2004 Telecom All-Star

Personally recognized as Finalist, 2003 Ernst and Young Entrepreneur of the Year

RAScom ranked #85 in the list of fastest growing new private companies in 1999 and as #51 in the list of fastest growing new private companies in 1998 as reported by Entrepreneur Magazine

PRI was the 1995 #95 fastest growing private company in the US as reported by Inc Magazine

Recommendations

Received (4) Given (1)

Founder, Managing Director
New Hampshire Innovation Commercialization Center (now Alpha Loft)



timo platt
Delighting Device Users and Skiers Everywhere

“ Mark has keen insights and challenges with thoughtful questions, based on his years of experience as a successful founder and chief executive at a series of tech companies. His collaborative style emerges after I worked with him for a while, and it makes for better decisions and action steps. I highly recommend his inputs and efforts.

January 28, 2013, timo was with another company when working with Mark at New Hampshire Innovation Commercialization Center (now Alpha Loft)



Jessica Rayno
Product Manager, Digital Strategist, & Entrepreneur

“ Mark Galvin is a serial entrepreneur who brings passion and determination to every company with which he works. Whether it's answering emails at 2:30 in the morning or brainstorming new, innovative ideas on the chairlift… Mark is constantly putting his all into his work. His ferocity and excitement will no doubt inspire every member of an entrepreneurial team.

January 24, 2013, Jessica worked directly with Mark at New Hampshire Innovation Commercialization Center (now Alpha Loft)



Rajeev Agarwal
Russound

“ I think it is true to say that NH-ICC is what it is almost entirely due to Mark. Start-ups, of course, form a part of Mark's DNA, and he has made NH-ICC into a great resource for New Hampshire start-ups. He is himself an excellent sounding board for new ideas and is a good mentor for new entrepreneurs. Mark is always willing to help new businesses with his unparalleled... **more**

January 24, 2013, Rajeev was with another company when working with Mark at New Hampshire Innovation Commercialization Center (now Alpha Loft)

Founder, President and CEO
Cedar Point Communications



David Morris
Creating Executive Team Insight Platforms

“ Once Mark becomes passionate about a market opportunity, the immediate value creation on that venture he launches is nothing but incredible. He makes what is an art of orchestrating investors, high performing employees, partners and customers look like a science with his repeated success. Thank you for being YOU.

June 10, 2009, David was with another company when working with Mark at Cedar Point Communications

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